EXHIBIT 3.1(b)
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

     American Global Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That a meeting of the Board of directors of American Global Enterprises, Inc., the following resolutions was duly adopted by the directors setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: that Certificate of Incorporation of this corporation be amended by changing that Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

     The name of the Corporation is American International Ventures, Inc.

     SECOND: That said amendment was duly authorized in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS THEREOF, said American Global Enterprises, Inc. has caused this certificate to be signed by Jack Wagenti, its President, this the 20th day of December, 2000.

                                       By:/s/Jack Wagenti
                                       ------------------
                                             Jack Wagenti, President


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